                             CEDAR BROOKE APARTMENTS
                             3100 QUAIL CREEK DRIVE
                             INDEPENDENCE, MISSOURI

                                 MARKET VALUE -
                                FEE SIMPLE ESTATE

                                AS OF MAY 9, 2003

                                  PREPARED FOR:

                   APARTMENT INVESTMENT AND MANAGEMENT COMPANY
                                     (AIMCO)
                C/O LINER YANKELEVITZ SUNSHINE & REGENSTREIF LLP

                                        &

                       LIEFF CABRASER HEIMANN & BERNSTEIN
                          ON BEHALF OF NUANES, ET. AL.

                                         [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                    [AMERICAN APPRAISAL ASSOCIATES(R) LOGO]

                 [AMERICAN APPRAISAL ASSOCIATES(R) LETTERHEAD]

Apartment Investment and Management
Company ("AIMCO") c/o
Mr. Steven A. Velkei, Esq.
Liner Yankelevitz Sunshine & Regenstreif LLP
1100 Glendon Avenue, 14th Floor
Los Angeles, California 90024-3503

Nuanes, et al.( "Plaintiffs ") c/o
Ms. Joy Kruse
Lieff Cabraser Heimann & Bernstein
Embarcadero Center West
275 Battery Street, 30th Floor
San Francisco, California 94111

RE: CEDAR BROOKE APARTMENTS
    3100 QUAIL CREEK DRIVE
    INDEPENDENCE, JACKSON COUNTY, MISSOURI

In accordance with your authorization, we have completed the appraisal of the above-referenced property. This complete appraisal is intended to report our analysis and conclusions in a summary format.

The subject property consists of an apartment project having 158 units with a total of 148,008 square feet of rentable area. The improvements were built in 1972. The improvements are situated on 10.56000918 acres. Overall, the improvements are in average condition. As of the date of this appraisal, the subject property is 96% occupied.

It is our understanding the appraisal will be used by the clients to assist the San Mateo Superior Court in the settlement of litigation between the above mentioned clients. The appraisal is intended to conform to the Uniform Standards of Professional Appraisal Practice ("USPAP") as promulgated by the Appraisal Standards Board of the Appraisal Foundation and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. The appraisal is presented in a summary report, and the Departure Provision of USPAP has not been invoked in this appraisal. It is entirely inappropriate to use this value conclusion or the report for any purpose other than the one stated.

AMERICAN APPRAISAL ASSOCIATES, INC.                 LETTER OF TRANSMITTAL PAGE 2
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

The opinions expressed in this appraisal cover letter can only be completely understood by reading the narrative report, addenda, and other data, which is attached. The appraisal is subject to the attached general assumptions and limiting conditions and general service conditions.

As a result of our investigation, it is our opinion that the fee simple market value of the subject, effective May 9, 2003 is:

                                                      ($6,100,000)

                                           Respectfully submitted,
                                           AMERICAN APPRAISAL ASSOCIATES, INC.

                                           -s- Frank Fehribach
July 9, 2003                               Frank Fehribach, MAI
#053272                                    Managing Principal, Real Estate Group
                                           Missouri Temporary Practice Permit

Report By:
Kim Cook

AMERICAN APPRAISAL ASSOCIATES, INC.                     TABLE OF CONTENTS PAGE 3
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                               TABLE OF CONTENTS

Cover
Letter of Transmittal
Table of Contents

                                 APPRAISAL DATA

Executive Summary ..................................................      4
Introduction .......................................................      9
Area Analysis ......................................................     11
Market Analysis ....................................................     14
Site Analysis ......................................................     16
Improvement Analysis ...............................................     16
Highest and Best Use ...............................................     17

                                    VALUATION

Valuation Procedure ................................................     18
Sales Comparison Approach ..........................................     20
Income Capitalization Approach .....................................     26
Reconciliation and Conclusion ......................................     37

                                     ADDENDA

Exhibit A - Photographs of Subject Property
Exhibit B - Summary of Rent Comparables and Photograph of Comparables Exhibit C - Assumptions and Limiting Conditions
Exhibit D - Certificate of Appraiser
Exhibit E - Qualifications
General Service Conditions

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 4
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                               EXECUTIVE SUMMARY

PART ONE - PROPERTY DESCRIPTION

PROPERTY NAME:                    Cedar Brooke Apartments
LOCATION:                         3100 Quail Creek Drive
                                  Independence, Missouri

INTENDED USE OF ASSIGNMENT:       Court Settlement
PURPOSE OF APPRAISAL:             "As Is" Market Value of the Fee Simple Estate
INTEREST APPRAISED:               Fee simple estate

DATE OF VALUE:                    May 9, 2003
DATE OF REPORT:                   July 9, 2003

PHYSICAL DESCRIPTION - SITE & IMPROVEMENTS:
SITE:
  Size:                           10.5600091827365 acres, or 459,994 square feet
  Assessor Parcel No.:            33-610-01-31-00-0-00-000;
  Floodplain:                     Community Panel No. 290172 0035E (March 21,
                                  2000)
                                  Flood Zone X (see comments), an area outside
                                  the floodplain.
  Zoning:                         R-3 (Moderate Density Residential)

BUILDING:

  No. of Units:                   158 Units
  Total NRA:                      148,008 Square Feet
  Average Unit Size:              937 Square Feet
  Apartment Density:              15.0 units per acre
  Year Built:                     1972

UNIT MIX AND MARKET RENT:

                         GROSS RENTAL INCOME PROJECTION

                                                Market Rent
                   Square                 ------------------------         Monthly                Annual
Unit Type           Feet                  Per Unit          Per SF          Income                Income
----------------------------------------------------------------------------------------------------------
1Br/1Ba - 1A10       802                   $560              $0.70          $22,400              $ 268,800
1Br/1Ba - 1B10       842                   $570              $0.68          $22,800              $ 273,600
2Br/1Ba - 2A15     1,032                   $660              $0.64          $25,740              $ 308,880
2Br/1Ba - 2B15     1,072                   $700              $0.65          $24,500              $ 294,000
2Br/1Ba - 2C15     1,120                   $720              $0.64          $ 2,880              $  34,560
                                                                            -------              ---------
                                                             Total          $98,320              $1,179,840

OCCUPANCY:                                96%
ECONOMIC LIFE:                            45 Years
EFFECTIVE AGE:                            25 Years

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 5
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

REMAINING ECONOMIC LIFE:          20 Years
SUBJECT PHOTOGRAPHS AND LOCATION MAP:

                               SUBJECT PHOTOGRAPHS

[ENTRANCE TO SUBJECT PICTURE]     [EXTERIOR - TYPICAL VIEW OF BUILDINGS PICTURE]

                                    AREA MAP

                                     [MAP]

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 6
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                NEIGHBORHOOD MAP

                                     [MAP]

HIGHEST AND BEST USE:
  As Vacant:                  Hold for future multi-family development
  As Improved:                Continuation as its current use

METHOD OF VALUATION:          In this instance, the Sales Comparison and Income
                              Approaches to value were utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 7
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

PART TWO - ECONOMIC INDICATORS

INCOME CAPITALIZATION APPROACH

                                           Amount                $/Unit
                                           ------                ------
DIRECT CAPITALIZATION
Potential Rental Income                    $1,179,840            $7,467
Effective Gross Income                     $1,203,901            $7,620
Operating Expenses                         $506,545              $3,206                  42.1% of EGI
Net Operating Income:                      $657,856              $4,164

Capitalization Rate                        11.00%
DIRECT CAPITALIZATION VALUE                $6,000,000 *          $37,975 / UNIT

DISCOUNTED CASH FLOW ANALYSIS:
Holding Period                             10 years
2002 Economic Vacancy                      5%
Stabilized Vacancy & Collection Loss:      7%
Lease-up / Stabilization Period            N/A
Terminal Capitalization Rate               12.00%
Discount Rate                              13.00%
Selling Costs                              2.00%
Growth Rates:
  Income                                   3.00%
  Expenses:                                3.00%
DISCOUNTED CASH FLOW VALUE                 $6,200,000 *          $39,241 / UNIT

RECONCILED INCOME CAPITALIZATION VALUE     $6,100,000            $38,608 / UNIT

SALES COMPARISON APPROACH

PRICE PER UNIT:
  Range of Sales $/Unit (Unadjusted)       $21,053 to $53,438
  Range of Sales $/Unit (Adjusted)         $33,937 to $42,814
VALUE INDICATION - PRICE PER UNIT          $6,100,000 *          $38,608 / UNIT

EGIM ANALYSIS
  Range of EGIMs from Improved Sales       4.08 to 6.59
  Selected EGIM for Subject                5.00
  Subject's Projected EGI                  $1,203,901
EGIM ANALYSIS CONCLUSION                   $6,000,000 *          $37,975 / UNIT

NOI PER UNIT ANALYSIS CONCLUSION           $6,000,000 *          $37,975 / UNIT

RECONCILED SALES COMPARISON VALUE          $6,000,000            $37,975 / UNIT

--------------------------------

* Value indications are after adjustments for concessions, deferred maintenance, excess land and lease-up costs, if any.

AMERICAN APPRAISAL ASSOCIATES, INC.                     EXECUTIVE SUMMARY PAGE 8
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

PART THREE - SUMMARY OF VALUE CONCLUSIONS

SALES COMPARISON APPROACH:
  Price Per Unit                           $6,100,000
  NOI Per Unit                             $6,000,000
  EGIM Multiplier                          $6,000,000
INDICATED VALUE BY SALES COMPARISON        $6,000,000            $37,975 / UNIT

INCOME APPROACH:
  Direct Capitalization Method:            $6,000,000
  Discounted Cash Flow Method:             $6,200,000
INDICATED VALUE BY THE INCOME APPROACH     $6,100,000            $38,608 / UNIT

RECONCILED OVERALL VALUE CONCLUSION:       $6,100,000            $38,608 / UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION  PAGE 9
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                  INTRODUCTION

IDENTIFICATION OF THE SUBJECT

The subject property is located at 3100 Quail Creek Drive, Independence, Jackson County, Missouri. Independence identifies it as 33-610-01-31-00-0-00-000; .

SCOPE OF THE ASSIGNMENT

The property, neighborhood, and comparables were inspected by Kim Cook on May 9, 2003. Frank Fehribach, MAI has not made a personal inspection of the subject property. Kim Cook performed the research, valuation analysis and wrote the report. Frank Fehribach, MAI reviewed the report and concurs with the value. Frank Fehribach, MAI and Kim Cook have extensive experience in appraising similar properties and meet the USPAP competency provision.

The scope of this investigation comprises the inspection of the property and the collection, verification, and analysis of general and specific data pertinent to the subject property. We have researched current improved sales and leases of similar properties, analyzing them as to their comparability, and adjusting them accordingly. We completed the Sales Comparison and Income Capitalization Approaches to value. From these approaches to value, a concluded overall value was made.

DATE OF VALUE AND REPORT

This appraisal was made to express the opinion of value as of May 9, 2003. The date of the report is July 9, 2003.

PURPOSE AND USE OF APPRAISAL

The purpose of the appraisal is to estimate the market value of the fee simple interest in the subject property. It is understood that the appraisal is intended to assist the clients in litigation settlement proceedings. The appraisal was not based on a requested minimum valuation, a specific valuation, or the approval of a loan.

PROPERTY RIGHTS APPRAISED

We have appraised the Fee Simple Estate in the subject property (as applied in the Sales & Income Approaches), subject to the existing short-term leases. A Fee Simple Estate is

AMERICAN APPRAISAL ASSOCIATES, INC.                         INTRODUCTION PAGE 10
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

defined in The Dictionary of Real Estate Appraisal, 3rd ed. (Chicago: Appraisal Institute, 1993), as:

     "Absolute ownership unencumbered by any other interest or estate, subject only to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat."

MARKETING/EXPOSURE PERIOD
     MARKETING PERIOD:          6 to 12 months
     EXPOSURE PERIOD:           6 to 12 months

HISTORY OF THE PROPERTY

Ownership in the subject property is currently vested in JCIP. To the best of our knowledge, no transfers of ownership or offers to purchase the subject are known to have occurred during the past three years.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 11
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                          AREA / NEIGHBORHOOD ANALYSIS

NEIGHBORHOOD ANALYSIS

A neighborhood is a group of complementary land uses. The function of the neighborhood analysis is to describe the immediate surrounding environs. The subject is located in the city of Independence, Missouri. Overall, the neighborhood is characterized as a suburban setting with the predominant land use being residential. The subject's neighborhood is generally defined by the following boundaries.

NEIGHBORHOOD BOUNDARIES

East   - Lee's Summit Road
West   - Noland Road
South  - US Highway 40
North  - Interstate 70

MAJOR EMPLOYERS

Major employers in the subject's area include Sprint (17,922 employees), Health Midwest (8,735 employees), Hallmark Cards (5,600 employees), Ford Motor Company (5,594 employees), Honeywell International (4,820 employees), Southwestern Bell (4,600 employees), AT&T (4,023 employees), and DST (4,000 employees). The overall economic outlook for the area is considered favorable.

DEMOGRAPHICS

We have reviewed demographic data within the neighborhood. The following table summarizes the key data points.

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 12
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                            NEIGHBORHOOD DEMOGRAPHICS

                                                AREA
                              ------------------------------------------
CATEGORY                      1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS      MSA
--------------------------------------------------------------------------------------
POPULATION TRENDS
Current Population                  6,627         54,118        136,792      1,807,569
5-Year Population                   6,652         55,458        138,656      1,892,507
% Change CY-5Y                        0.4%           2.5%           1.4%           4.7%
Annual Change CY-5Y                   0.1%           0.5%           0.3%           0.9%

HOUSEHOLDS
Current Households                  2,875         23,128         57,692        709,949
5-Year Projected Households         2,980         24,087         59,297        750,540
% Change CY - 5Y                      3.7%           4.1%           2.8%           5.7%
Annual Change CY-5Y                   0.7%           0.8%           0.6%           1.1%

INCOME TRENDS
Median Household Income        $   54,676     $   46,767     $   40,215     $   49,518
Per Capita Income              $   27,281     $   24,454     $   23,137     $   24,363
Average Household Income       $   63,258     $   57,573     $   54,851     $   62,029

Source: Demographics Now

The subject neighborhood's population is expected to show increases below that of the region. The immediate market offers superior income levels as compared to the broader market.

The following table illustrates the housing statistics in the subject's immediate area, as well as the MSA region.

                                 HOUSING TRENDS

                                                AREA
                              ------------------------------------------
CATEGORY                      1-Mi. RADIUS   3-Mi. RADIUS   5-Mi. RADIUS    MSA
--------------------------------------------------------------------------------
HOUSING TRENDS
% of Households Renting          21.38%         21.05%         27.22%      29.10%
5-Year Projected % Renting       22.93%         22.54%         27.45%      28.33%

% of Households Owning           75.55%         75.06%         67.08%      62.84%
5-Year Projected % Owning        74.10%         73.72%         67.04%      64.03%

Source: Demographics Now

AMERICAN APPRAISAL ASSOCIATES, INC.                        AREA ANALYSIS PAGE 13
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

SURROUNDING IMPROVEMENTS

The following uses surround the subject property:
North - Creek and good quality residential subdivision
South - Quail Creek Apartments
East  - Creek and low, wet vacant land, residential development
West  - Church, residential development

CONCLUSIONS

The subject is well located within the city of Independence. The neighborhood is characterized as being mostly suburban in nature and is currently in the stable stage of development. The economic outlook for the neighborhood is judged to be favorable with a good economic base.

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 14
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                 MARKET ANALYSIS

The subject property is located in the city of Independence in Jackson County. The overall pace of development in the subject's market is more or less stable. No units are currently being added to this submarket, according to the REIS report. The following table illustrates historical vacancy rates for the subject's market.

                             HISTORICAL VACANCY RATE

           Period                      Region                               Submarket
-------------------------------------------------------------------------------------
     1st Quarter 2003                   7.0%                                  6.4%
     4th Quarter 2002                   6.4%                                  4.4%
Average Per Ending 12/31/02             5.5%                                  4.0%

Source: REIS, Subtrend Futures, Kansas City Apartment, Independence, 1st Quarter 2003

Occupancy trends in the subject's market are decreasing. Historically speaking, the subject's submarket has outperformed the overall market.

Market rents in the subject's market have been following a stable trend. The following table illustrates historical rental rates for the subject's market.

                             HISTORICAL AVERAGE RENT

  Period                 Region         % Change        Submarket            % Change
-------------------------------------------------------------------------------------
1st Qtr 2003               NA              NA             $523                   -
  YE 2002                  NA              NA             $531                 1.5%
  YE 2001                  NA              NA             $527                 -0.8%
  YE 2000                  NA              NA             $543                 3.0%

Source: REIS, Subtrend Futures, Kansas City Apartment, Independence, 1st Quarter 2003

The following table illustrates a summary of the subject's competitive set.

                             COMPETITIVE PROPERTIES

   No.             Property Name        Units      Ocpy.   Year Built    Proximity to subject
------------------------------------------------------------------------------------------------
  R-1         Williamsburg Square        144       96%       1989        1.8 miles NW of subject
  R-2         Quail Creek                180       99%       1981        Just S of subject
  R-3         Cliffside Apartments       100       98%       1990        2 miles E of subject
  R-4         Coventry Park              155       94%       1975        3 miles NE of subject
  R-5         The Mansions               550       89%       1990        4 miles N of subject
Subject       Cedar Brooke Apartments    158       96%       1972

AMERICAN APPRAISAL ASSOCIATES, INC.                      MARKET ANALYSIS PAGE 15
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

Overall, the Independence submarket has lower vacancy rates than the surrounding region. The submarket will have little expansion of the existing inventory during the next few years.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 16
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                              PROPERTY DESCRIPTION

SITE ANALYSIS
 Site Area                  10.5600091827365 acres, or 459,994 square feet
 Shape                      Irregular
 Topography                 Slightly slope
 Utilities                  All necessary utilities are available to the site.
 Soil Conditions            Stable
 Easements Affecting Site   None other than typical utility easements
 Overall Site Appeal        Good
 Flood Zone:
  Community Panel           290172 0035E, dated March 21, 2000
  Flood Zone                Zone X (see comments)
Zoning                      R-3, the subject improvements represent a legal
                            conforming use of the site.

REAL ESTATE TAXES

                                         ASSESSED VALUE - 2002
                               -----------------------------------   TAX RATE /         PROPERTY
PARCEL NUMBER                  LAND       BUILDING        TOTAL      MILL RATE           TAXES
------------------------------------------------------------------------------------------------
33-610-01-31-00-
  0-00-000;                    $ 0       $1,065,493     $1,065,493    0.07113           $75,793

IMPROVEMENT ANALYSIS
 Year Built                 1972
 Number of Units            158
 Net Rentable Area          148,008 Square Feet
 Construction:
  Foundation                Reinforced concrete slab
  Frame                     Heavy or light wood
  Exterior Walls            Brick or masonry
  Roof                      Composition shingle over a wood truss structure
 Project Amenities          Amenities at the subject include a swimming pool,
                            meeting hall, laundry room, business office, and
                            parking area.
 Unit Amenities             Individual unit amenities include a balcony,
                            fireplace, cable TV connection, and washer dryer connection. Appliances available in each unit include a refrigerator, stove, dishwasher, water heater, garbage disposal, and oven.

AMERICAN APPRAISAL ASSOCIATES, INC.                 PROPERTY DESCRIPTION PAGE 17
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

Unit Mix:

                                          Unit Area
Unit Type           Number of Units       (Sq. Ft.)
---------------------------------------------------
1Br/1Ba - 1A10             40                 802
1Br/1Ba - 1B10             40                 842
2Br/1Ba - 2A15             39               1,032
2Br/1Ba - 2B15             35               1,072
2Br/1Ba - 2C15              4               1,120

Overall Condition                        Average
Effective Age                            25 years
Economic Life                            45 years
Remaining Economic Life                  20 years
Deferred Maintenance                     None

HIGHEST AND BEST USE ANALYSIS

In accordance with the definition of highest and best use, an analysis of the site relating to its legal uses, physical possibilities, and financial feasibility is appropriate. The highest and best use as vacant is to hold for future multi-family development. The subject improvements were constructed in 1972 and consist of a 158-unit multifamily project. The highest and best use as improved is for a continued multifamily use. Overall, the highest and best use of the subject property is the continued use of the existing apartment project.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 18
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                             THE VALUATION PROCEDURE

There are three traditional approaches, which can be employed in establishing the market value of the subject property. These approaches and their applicability to the valuation of the subject are summarized as follows:

THE COST APPROACH

The application of the Cost Approach is based on the principle of substitution. This principle may be stated as follows: no one is justified in paying more for a property than that amount by which he or she can obtain, by purchase of a site and construction of a building, without undue delay, a property of equal desirability and utility. In the case of a new building, no deficiencies in the building should exist.

In the case of income-producing real estate, the cost of construction plays a minor and relatively insignificant role in determining market value. The Cost Approach is typically only a reliable indicator of value for: (a) new properties; (b) special use properties; and (c) where the cost of reproducing the improvements is easily and accurately quantified and there is no economic obsolescence. In all instances, the issue of an appropriate entrepreneurial profit - the reward for undertaking the risk of construction, remains a highly subjective factor especially in a market lacking significant speculative development.

THE SALES COMPARISON APPROACH

The Sales Comparison Approach is an estimate of value based upon a process of comparing recent sales of similar properties in the surrounding or competing areas to the subject property. Inherent in this approach is the principle of substitution.

The application of this approach consists of comparing the subject property with similar properties of the same general type, which have been sold recently or currently are available for sale in competing areas. This comparative process involves judgment as to the similarity of the subject property and the comparable sale with respect to many value factors such as location, contract rent levels, quality of construction, reputation and prestige, age and condition, among others. The estimated value through this approach represents the probable price at which a willing seller would sell the subject property to a willing and knowledgeable buyer as of the date of value.

AMERICAN APPRAISAL ASSOCIATES, INC.                  VALUATION PROCEDURE PAGE 19
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

THE INCOME CAPITALIZATION APPROACH

The theory of the Income Capitalization Approach is based on the premise that present value is the value of the cash flow and reversionary value the property will produce over a reasonable holding (ownership) period.

The Discounted Cash Flow Analysis will convert equity cash flows (including cash flows and equity reversion) into a present value utilizing an internal rate of return (or discount rate). The Internal Rate of Return (IRR) will be derived from a comparison of alternate investments, a comparative analysis of IRR's used by recent buyers of similar properties, and a review of published industry surveys.

The Direct Capitalization Analysis converts one year of income into an overall value using overall capitalization rates from similar sales. The overall rates take into consideration buyers assumptions of the market over the long-term.

The results of the Income Capitalization Analysis are usually the primary value indicator for income producing properties. Investors expect a reasonable rate of return on their equity investment based on the ownership risks involved; this approach closely parallels the investment decision process.

RECONCILIATION

In this instance, we have completed the Sales Comparison and Income Capitalization Approaches to value. As an income producing property, the income approach is a primary approach to value. The Sales Comparison Approach is also considered reliable as investors are buying similar buildings in the market.

Our research indicates that market participants are generally not buying, selling, investing, or lending with reliance placed on the methodology of the Cost Approach to establish the value. Therefore, we have decided that the Cost Approach is not a reliable indicator of value for the subject, and this approach has not been utilized.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 20
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                            SALES COMPARISON APPROACH

Use of market or comparable sales requires the collection and analysis of comparable sales data. Similar properties recently sold are compared to the subject and adjusted based on any perceived differences. This method is based on the premise that the costs of acquiring a substitute property would tend to establish a value for the subject property. The premise suggests that if a substitute is unavailable in the market, the reliability of the approach may be subordinate to the other approaches.

The reliance on substitute properties produces shortcomings in the validity of this approach. Geographic and demographic characteristics from each submarket restrict which sales may be selected. Recent sales with a similar physical characteristics, income levels, and location are usually limited. The sales we have identified, however, do establish general valuation parameters as well as provide support to our conclusion derived through the income approach method.

The standard unit of comparison among similar properties is the sales price per unit and price per square foot of net rentable area. To accurately adjust prices to satisfy the requirements of the sales comparison approach, numerous calculations and highly subjective judgments would be required including consideration of numerous income and expense details for which information may be unreliable or unknown. The sales price per unit and square foot are considered relevant to the investment decision, but primarily as a parameter against which value estimates derived through the income approach can be judged and compared.

In examining the comparable sales, we have applied a subjective adjustment analysis, which includes specific adjustments derived from our experience and consulting with the market participants.

SALES COMPARISON ANALYSIS

Detailed on the following pages are sales transactions involving properties located in the subject's competitive investment market.

Photographs of the sale transactions are located in the Addenda. Following the summary of sales is an adjustment grid that is used to arrive at a value.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 21
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

SUMMARY OF COMPARABLE SALES -IMPROVED

                                                                  COMPARABLE                     COMPARABLE
         DESCRIPTION                     SUBJECT                    I - 1                           I - 2
---------------------------------------------------------------------------------------------------------------------
Property Name                   Cedar Brooke Apartments  Stoneybrooke of Raytown        Grandboro Arms Apartments

LOCATION:
  Address                       3100 Quail Creek Drive   9805 East 61st Street          13902 Grandboro Lane

  City, State                   Independence, Missouri   Raytown, MO                    Grandview, MO
  County                        Jackson                  Jackson                        Jackson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        148,008                  97,277                         115,585
  Year Built                    1972                     1972                           1976
  Number of Units               158                      119                            114
  Unit Mix:                           Type        Total    Type                Total      Type                 Total
                                1Br/1Ba - 1A10     40                                   1Br/1Ba                 15
                                1Br/1Ba - 1B10     40                                   2Br/1Ba                 58
                                2Br/1Ba - 2A15     39                                   3Br/1.5Ba               21
                                2Br/1Ba - 2B15     35                                   3Br/1.5Ba, TH            8
                                2Br/1Ba - 2C15      4                                   4Br/1.5Ba TH            12

  Average Unit Size (SF)        937                      817                            1,014
  Land Area (Acre)              10.5600                  4.2200                         9.1000
  Density (Units/Acre)          15.0                     28.2                           12.5
  Parking Ratio (Spaces/Unit)   1.90                     NA                             2.11
  Parking Type (Gr., Cov.,
    etc.)                       Open                     Open, carports                 Open
CONDITION:                      Average                  Fair                           Fair
APPEAL:                         Average                  Fair                           Fair
AMENITIES:
  Pool/Spa                      Yes/No                   No/No                          Yes/No
  Gym Room                      No                       No                             No
  Laundry Room                  Yes                      Yes                            Yes
  Secured Parking               No                       No                             No
  Sport Courts                  Yes                      No                             Yes
  Washer/Dryer Connection       Yes (in 2&3 Br units)    No                             No

OCCUPANCY:                      96%                      80%                            98%
TRANSACTION DATA:
  Sale Date                                              November, 2002                 December, 2001
  Sale Price ($)                                         $3,700,000                     $3,860,000
  Grantor                                                Midland-Missouri Real Estate   Monopoly Acquisitions

  Grantee                                                Stoneybrook Apartments LTD     David Jones, et al

  Sale Documentation                                     Book 2640, Page 1              Book 2001K/0075927
  Verification                                           Broker                         Contract/Grantee
  Telephone Number
  ESTIMATED PRO-FORMA:                                    Total $    $/Unit    $/SF      Total $     $/Unit     $/SF
  Potential Gross Income                                  $818,724   $6,880    $8.42     $830,114    $7,282     $7.18
  Vacancy/Credit Loss                                     $ 40,936   $  344    $0.42     $ 40,722    $  357     $0.35
  Effective Gross Income                                  $777,788   $6,536    $8.00     $789,392    $6,924     $6.83
  Operating Expenses                                      $367,067   $3,085    $3.77     $372,201    $3,265     $3.22
  Net Operating Income                                    $410,721   $3,451    $4.22     $417,191    $3,660     $3.61
NOTES:                                                   Renovated in 1995              Sale price includes $110,000
                                                         Seller financed $400,000 at    in deferred maintenance
                                                         prime rate. Inferior location  Former HUD project conv
                                                         and age/condition              to market rate project
  PRICE PER UNIT                                                     $31,092                         $33,860
  PRICE PER SQUARE FOOT                                              $ 38.04                         $ 33.40
  EXPENSE RATIO                                                         47.2%                           47.2%
  EGIM                                                                  4.76                            4.89
  OVERALL CAP RATE                                                     11.10%                          10.81%
  Cap Rate based on Pro Forma or Actual Income?                     PRO FORMA                        ACTUAL

                                         COMPARABLE                    COMPARABLE                     COMPARABLE
         DESCRIPTION                        I - 3                        I - 4                           I - 5
-------------------------------------------------------------------------------------------------------------------------
Property Name                   Broadway Village Apartments   Candlelite Apartments          The Pines Apartments

LOCATION:
  Address                       209 NW 63rd Street            6522 East 125th Street         9530 Mission Road

  City, State                   Gladstone, MO                 Grandview, MO                  Overland Park, KS
  County                        Clay                          Jackson                        Jackson
PHYSICAL CHARACTERISTICS:
  Net Rentable Area (SF)        83,500                        108,156                        43,092
  Year Built                    1972                          1973                           1965
  Number of Units               97                            152                            40
  Unit Mix:                       Type               Total      Type                Total      Type           Total
                                1Br/1Ba               30      1Br/1Ba                 20
                                2Br/1Ba               56      1Br/1Ba                 40
                                3Br/2Ba               11      2Br/1Ba                  4
                                                              2Br/1.5Ba               24
                                                              2Br/1.5Ba               64

  Average Unit Size (SF)        861                           712                            1,077
  Land Area (Acre)              4.8000                        10.1100                        2.7000
  Density (Units/Acre)          20.2                          15.0                           14.8
  Parking Ratio (Spaces/Unit)   1.87                          1.97                           1.40
  Parking Type (Gr., Cov.,
    etc.)                       Open                          Open                           Open
CONDITION:                      Fair                          Fair                           Average
APPEAL:                         Fair                          Fair                           Average
AMENITIES:
  Pool/Spa                      Yes/No                        Yes/No                         Yes/No
  Gym Room                      No                            No                             No
  Laundry Room                  Yes                           Yes                            Yes
  Secured Parking               No                            No                             No
  Sport Courts                  Yes                           Yes                            No
  Washer/Dryer Connection       No                            Yes                            No

OCCUPANCY:                      94%                           94%                            93%
TRANSACTION DATA:
  Sale Date                     July, 2001                    August, 2001                   January, 2001
  Sale Price ($)                $2,750,000                    $3,200,000                     $2,137,500
  Grantor                       Broadway East, Ltd            Jacobson and Jones, Inc.       Wendel Peterson

  Grantee                       Joseph and Mary Candelosi     Malcom Petty                   The Pines of Overalnd Park,
                                                                                             LLC
  Sale Documentation            Book 3376, Page 295           2001K/0019041                  Document No. 184156
  Verification                  Grantor                       Grantor                        Grantor
  Telephone Number
  ESTIMATED PRO-FORMA:           Total $    $/Unit   $/SF      Total $     $/Unit    $/SF     Total $    $/Unit     $/SF
  Potential Gross Income         $583,536   $6,016   $6.99     $885,000    $5,822    $8.18    $350,400   $8,760     $8.13
  Vacancy/Credit Loss            $ 28,071   $  289   $0.34     $100,800    $  663    $0.93    $ 26,100   $  653     $0.61
  Effective Gross Income         $555,465   $5,726   $6.65     $784,200    $5,159    $7.25    $324,300   $8,108     $7.53
  Operating Expenses             $268,298   $2,766   $3.21     $405,384    $2,667    $3.75    $112,931   $2,823     $2.62
  Net Operating Income           $287,167   $2,960   $3.44     $378,816    $2,492    $3.50    $211,369   $5,284     $4.91
NOTES:                          Inferior location and         Prior to sale 25, units under  This property was
                                age/condition                 contract w/ HUD. Buyer         chosen based on its
                                                              opted out of HUD and           age and condition
                                                              occupancy dropped to 82%
  PRICE PER UNIT                            $28,351                      $21,053                       $53,438
  PRICE PER SQUARE FOOT                     $ 32.93                      $ 29.59                        $49.60
  EXPENSE RATIO                                48.3%                        51.7%                         34.8%
  EGIM                                         4.95                         4.08                          6.59
  OVERALL CAP RATE                            10.44%                       11.84%                        9.89%
  Cap Rate based on Pro Forma
    or Actual Income?                         ACTUAL                     PRO FORMA                      PRO FORMA

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 22
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                               IMPROVED SALES MAP

                                     [MAP]

IMPROVED SALES ANALYSIS

The improved sales indicate a sales price range from $21,053 to $53,438 per unit. Adjustments have been made to the sales to reflect differences in location, age/condition and quality/appeal. Generally speaking, larger properties typically have a lower price per unit when compared to smaller properties, all else being equal. Similarly, those projects with a higher average unit size will generally have a higher price per unit. After appropriate adjustments are made, the improved sales demonstrate an adjusted range for the subject from $33,937 to $42,814 per unit with a mean or average adjusted price of $38,399 per unit. The median adjusted price is $38,735 per unit. Based on the following analysis, we have concluded to a value of $38,500 per unit, which results in an "as is" value of $6,100,000 (rounded after necessary adjustment, if any).

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 23
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

SALES ADJUSTMENT GRID

                                                                       COMPARABLE                 COMPARABLE
         DESCRIPTION                          SUBJECT                    I - 1                      I - 2
------------------------------------------------------------------------------------------------------------------
 Property Name                        Cedar Brooke Apartments  Stoneybrooke of Raytown    Grandboro Arms Apartments

 Address                              3100 Quail Creek Drive   9805 East 61st Street      13902 Grandboro Lane

 City                                 Independence, Missouri   Raytown, MO                Grandview, MO
 Sale Date                                                     November, 2002             December, 2001
 Sale Price ($)                                                $3,700,000                 $3,860,000
 Net Rentable Area (SF)               148,008                  97,277                     115,585
 Number of Units                      158                      119                        114
 Price Per Unit                                                $31,092                    $33,860
 Year Built                           1972                     1972                       1976
 Land Area (Acre)                     10.5600                  4.2200                     9.1000
VALUE ADJUSTMENTS                        DESCRIPTION              DESCRIPTION       ADJ.     DESCRIPTION      ADJ.
 Property Rights Conveyed             Fee Simple Estate        Fee Simple Estate     0%   Fee Simple Estate    0%
 Financing                                                     Cash To Seller        0%   Cash To Seller       0%
 Conditions of Sale                                            Arm's Length          0%   Arm's Length         0%
 Date of Sale (Time)                                           11-2002               2%   12-2001              4%
VALUE AFTER TRANS. ADJUST. ($/UNIT)                                   $31,714                    $35,214
 Location                                                      Inferior              5%   Inferior             5%
 Number of Units                      158                      119                  -5%   114                 -5%
 Quality / Appeal                     Fair                     Inferior             10%   Comparable           0%
 Age / Condition                      1972                     1972 / Fair           5%   1976 / Fair         10%
 Occupancy at Sale                    96%                      80%                  10%   98%                  0%
 Amenities                            Fair                     Inferior              5%   Comparable           0%
 Average Unit Size (SF)               937                      817                   5%   1,014                0%
PHYSICAL ADJUSTMENT                                                                35%                       10%
FINAL ADJUSTED VALUE ($/UNIT)                                         $42,814                    $38,735

                                              COMPARABLE                   COMPARABLE                COMPARABLE
         DESCRIPTION                            I - 3                        I - 4                     I - 5
-------------------------------------------------------------------------------------------------------------------
 Property Name                        Broadway Village Apartments  Candlelite Apartments     The Pines Apartments

 Address                              209 NW 63rd Street           6522 East 125th Street    9530 Mission Road

 City                                 Gladstone, MO                Grandview, MO             Overland Park, KS
 Sale Date                            July, 2001                   August, 2001              January, 2001
 Sale Price ($)                       $2,750,000                   $3,200,000                $2,137,500
 Net Rentable Area (SF)               83,500                       108,156                   43,092
 Number of Units                      97                           152                       40
 Price Per Unit                       $28,351                      $21,053                   $53,438
 Year Built                           1972                         1973                      1965
 Land Area (Acre)                     4.8000                       10.1100                   2.7000
VALUE ADJUSTMENTS                         DESCRIPTION      ADJ.        DESCRIPTION     ADJ.      DESCRIPTION     ADJ.
 Property Rights Conveyed             Fee Simple Estate     0%     Fee Simple Estate    0%   Fee Simple Estate    0%
 Financing                            Cash To Seller        0%     Cash To Seller       0%   Cash To Seller       0%
 Conditions of Sale                   Arm's Length          0%     Arm's Length         0%   Arm's Length         0%
 Date of Sale (Time)                  07-2001               4%     08-2001              4%   01-2001              6%
VALUE AFTER TRANS. ADJUST. ($/UNIT)          $29,485                      $21,895                   $56,644
 Location                             Inferior             10%     Inferior            10%   Superior           -10%
 Number of Units                      97                   -5%     152                  0%   40                 -10%
 Quality / Appeal                     Comparable            0%     Inferior            15%   Superior           -10%
 Age / Condition                      1972 / Fair          15%     1973 / Fair         15%   1965 / Average       0%
 Occupancy at Sale                    94%                   0%     94%                  0%   93%                  0%
 Amenities                            Comparable            0%     Inferior             5%   Inferior             5%
 Average Unit Size (SF)               861                   5%     712                 10%   1,077               -5%
PHYSICAL ADJUSTMENT                                       25%                         55%                      -30%
FINAL ADJUSTED VALUE ($/UNIT)                $36,856                      $33,937                   $39,651

SUMMARY

VALUE RANGE (PER UNIT)                 $33,937    TO  $42,814
MEAN (PER UNIT)                        $38,399
MEDIAN (PER UNIT)                      $38,735
VALUE CONCLUSION (PER UNIT)            $38,500

VALUE INDICATED BY SALES COMPARISON APPROACH                $6,083,000
ROUNDED                                                     $6,100,000

NET OPERATING INCOME (NOI) ANALYSIS

We have also conducted a net operating income (NOI) comparison analysis. The NOI effectively takes into account the various physical, location, and operating aspects of the sale. When the subject's NOI is compared to the sale NOI, a percent adjustment can be arrived at. The following table illustrates this analysis.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 24
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                             NOI PER UNIT COMPARISON

COMPARABLE    NO. OF    SALE PRICE               NOI/        SUBJECT NOI      ADJUSTMENT       INDICATED
    NO.       UNITS     PRICE/UNIT     OAR     NOI/UNIT    SUBJ. NOI/UNIT       FACTOR         VALUE/UNIT
---------------------------------------------------------------------------------------------------------
    I-1        119      $3,700,000    11.10%   $410,721       $657,856           1.206           $37,508
                        $   31,092             $  3,451       $  4,164
    I-2        114      $3,860,000    10.81%   $417,191       $657,856           1.138           $38,524
                        $   33,860             $  3,660       $  4,164
    I-3         97      $2,750,000    10.44%   $287,167       $657,856           1.406           $39,872
                        $   28,351             $  2,960       $  4,164
    I-4        152      $3,200,000    11.84%   $378,816       $657,856           1.671           $35,172
                        $   21,053             $  2,492       $  4,164
    I-5         40      $2,137,500     9.89%   $211,369       $657,856           0.788           $42,105
                        $   53,438             $  5,284       $  4,164

                                   PRICE/UNIT

  Low             High            Average            Median
$35,172         $42,105           $38,636           $ 38,524

                VALUE ANALYSIS BASED ON COMPARABLES NOI PER UNIT

Estimated Price Per Unit                $   38,000
Number of Units                                158
                                        ----------
Value Based on NOI Analysis             $6,004,000
                              Rounded   $6,000,000

The adjusted sales indicate a range of value between $35,172 and $42,105 per unit, with an average of $38,636 per unit. Based on the subject's competitive position within the improved sales, a value of $38,000 per unit is estimated. This indicates an "as is" market value of $6,000,000 (rounded after necessary adjustment, if any) for the NOI Per Unit Analysis.

EFFECTIVE GROSS INCOME MULTIPLIER (EGIM) ANALYSIS

The effective gross income multiplier (EGIM) is derived by dividing the sales price by the total effective gross income. The following table illustrates the EGIMs for the comparable improved sales.

AMERICAN APPRAISAL ASSOCIATES, INC.            SALES COMPARISON APPROACH PAGE 25
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                  EFFECTIVE GROSS INCOME MULTIPLIER COMPARISON

                         SALE PRICE
COMPARABLE     NO. OF    ----------      EFFECTIVE         OPERATING                  SUBJECT
   NO.         UNITS     PRICE/UNIT    GROSS INCOME         EXPENSE        OER      PROJECTED OER     EGIM
----------------------------------------------------------------------------------------------------------
   I-1         119       $3,700,000      $777,788          $367,067       47.19%                      4.76
                         $   31,092
   I-2         114       $3,860,000      $789,392          $372,201       47.15%                      4.89
                         $   33,860
   I-3          97       $2,750,000      $555,465          $268,298       48.30%                      4.95
                                                                                       42.08%
                         $   28,351
   I-4         152       $3,200,000      $784,200          $405,384       51.69%                      4.08
                         $   21,053
   I-5          40       $2,137,500      $324,300          $112,931       34.82%                      6.59
                         $   53,438

                                      EGIM

Low         High      Average     Median
4.08        6.59      5.05        4.89

               VALUE ANALYSIS BASED ON EGIM'S OF COMPARABLE SALES

Estimate EGIM                                                       5.00
Subject EGI                                                   $1,203,901

Value                                                         $6,019,506
                                                              $        0
                                                              ----------
Value Based on EGIM Analysis                                  $6,019,506
                                                 Rounded      $6,000,000

                              Value Per Unit                  $   37,975

There is an inverse relationship, which generally holds among EGIMs and operating expenses. Properties, which have higher expense ratios, typically sell for relatively less and therefore produce a lower EGIM. As will be illustrated in the Income Capitalization Approach of this report, the subject's operating expense ratio (OER) is estimated at 42.08% before reserves. The comparable sales indicate a range of expense ratios from 34.82% to 51.69%, while their EGIMs range from 4.08 to 6.59. Overall, we conclude to an EGIM of 5.00, which results in an "as is" value estimate in the EGIM Analysis of $6,000,000.

SALES COMPARISON CONCLUSION

The three valuation methods in the Sales Comparison Approach are shown below. The overall value via the Sales Comparison Approach is estimated at $6,000,000.

 Price Per Unit                    $6,100,000
 NOI Per Unit                      $6,000,000
 EGIM Analysis                     $6,000,000

 Sales Comparison Conclusion       $6,000,000

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 26
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                         INCOME CAPITALIZATION APPROACH

The income capitalization approach is based on the premise that value is created by the expectation of future benefits. We estimated the present value of those benefits to derive an indication of the amount that a prudent, informed purchaser-investor would pay for the right to receive them as of the date of value.

This approach requires an estimate of the NOI of a property. The estimated NOI is then converted to a value indication by use of either the direct capitalization or the discounted cash flow analysis (yield capitalization).

Direct capitalization uses a single year's stabilized NOI as a basis for a value indication by dividing the income by a capitalization rate. The rate chosen accounts for a recapture of the investment by the investor and should reflect all factors that influence the value of the property, such as tenant quality, property condition, neighborhood change, market trends, interest rates, and inflation. The rate may be extracted from local market transactions or, when transaction evidence is lacking, obtained from trade sources.

A discounted cash flow analysis focuses on the operating cash flows expected from the property and the proceeds of a hypothetical sale at the end of a holding period (the reversion). The cash flows and reversion are discounted to their present values using a market-derived discount rate and are added together to obtain a value indication. Because benefits to be received in the future are worth less than the same benefits received in the present, this method weights income in the early years more heavily than the income and the sale proceeds to be received later. The strength of the discounted cash flow method is its ability to recognize variations in projected net income, such as those caused by inflation, stepped leases, neighborhood change, or tenant turnover. Its weakness is that it requires many judgments regarding the actions of likely buyers and sellers of the property in the future.

In some situations, both methods yield a similar result. The discounted cash flow method is typically more appropriate for the analysis of investment properties with multiple or long-term leases, particularly leases with cancellation clauses or renewal options. It is especially useful for multi-tenant properties in volatile markets. The direct capitalization

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 27
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

method is normally more appropriate for properties with relatively stable operating histories and expectations.

A pro forma analysis for the first year of the investment is made to estimate a reasonable potential net operating income for the Subject Property. Such an analysis entails an estimate of the gross income the property should command in the marketplace. From this total gross income must be deducted an allowance for vacancy/collection loss and operating expenses as dictated by general market conditions and the overall character of the subject's tenancy and leased income to arrive at a projected estimate of net operating income. Conversion of the net operating income to an indication of value is accomplished by the process of capitalization, as derived primarily from market data.

MARKET RENT ANALYSIS

In order to determine a market rental rate for the subject, a survey of competing apartment communities was performed. This survey was displayed previously in the market analysis section of the report. Detailed information pertaining to each of the comparable rental communities, along with photographs, is presented in the Addenda of this report.

The following charts display the subject's current asking and actual rent rates as well as a comparison with the previous referenced comparable rental properties.

                        SUMMARY OF ACTUAL AVERAGE RENTS

                                             Average
                        Unit Area     -------------------
Unit Type               (Sq. Ft.)     Per Unit     Per SF     % Occupied
------------------------------------------------------------------------
1Br/1Ba - 1A10              802         $552        $0.69        97.5%
1Br/1Ba - 1B10              842         $568        $0.67        97.5%
2Br/1Ba - 2A15             1032         $660        $0.64        89.7%
2Br/1Ba - 2B15             1072         $695        $0.65       100.0%
2Br/1Ba - 2C15             1120         $676        $0.60       100.0%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 28
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                  RENT ANALYSIS

                                                                                COMPARABLE RENTS
                                                            --------------------------------------------------------
                                                                R-1           R-2         R-3        R-4      R-5
                                                            --------------------------------------------------------
                                                            Williamsburg              Cliffside   Coventry    The
                                                               Square    Quail Creek  Apartments    Park    Mansions
                                                            --------------------------------------------------------
                                                                                COMPARISON TO SUBJECT
                                          SUBJECT  SUBJECT  --------------------------------------------------------
                           SUBJECT UNIT    ACTUAL   ASKING   Slightly      Slightly    Slightly
   DESCRIPTION               TYPE          RENT      RENT    Superior      Inferior    Superior   Superior  Superior
--------------------------------------------------------------------------------------------------------------------
Monthly Rent              1Br/1Ba - 1A10   $ 552    $  559    $ 610         $  509      $  515      $ 630    $  630
Unit Area (SF)                               802       802      720            753         720        722       722
Monthly Rent Per Sq. Ft.                   $0.69    $ 0.70    $0.85         $ 0.68      $ 0.72      $0.87    $ 0.87

Monthly Rent              1Br/1Ba - 1B10   $ 568    $  569    $ 695         $  519      $  555      $ 675    $  710
Unit Area (SF)                               842       842      950            753         815        853       917
Monthly Rent Per Sq. Ft.                   $0.67    $ 0.68    $0.73         $ 0.69      $ 0.68      $0.79    $ 0.77

Monthly Rent              2Br/1Ba - 2A15   $ 660    $  699                  $  629      $  615      $ 635    $  675
Unit Area (SF)                             1,032     1,032                     938         922        917       853
Monthly Rent Per Sq. Ft.                   $0.64    $ 0.68                  $ 0.67      $ 0.67      $0.69    $ 0.79

Monthly Rent              2Br/1Ba - 2B15   $ 695    $  719                              $  625      $ 683
Unit Area (SF)                             1,072     1,072                                 922        945
Monthly Rent Per Sq. Ft.                   $0.65    $ 0.67                              $ 0.68      $0.72

Monthly Rent              2Br/1Ba - 2C15   $ 676    $  749                  $  729                           $  865
Unit Area (SF)                             1,120     1,120                   1,115                            1,157
Monthly Rent Per Sq. Ft.                   $0.60    $ 0.67                  $ 0.65                           $ 0.75

   DESCRIPTION             MIN    MAX     MEDIAN  AVERAGE
---------------------------------------------------------
Monthly Rent              $  509  $  630  $  610  $  579
Unit Area (SF)               720     753     722     727
Monthly Rent Per Sq. Ft.  $ 0.68  $ 0.87  $ 0.85  $ 0.80

Monthly Rent              $  519  $  710  $  675  $  631
Unit Area (SF)               753     950     853     858
Monthly Rent Per Sq. Ft.  $ 0.68  $ 0.79  $ 0.73  $ 0.73

Monthly Rent              $  615  $  675  $  632  $  639
Unit Area (SF)               853     938     920     908
Monthly Rent Per Sq. Ft.  $ 0.67  $ 0.79  $ 0.68  $ 0.71

Monthly Rent              $  625  $  683  $  654  $  654
Unit Area (SF)               922     945     934     934
Monthly Rent Per Sq. Ft.  $ 0.68  $ 0.72  $ 0.70  $ 0.70

Monthly Rent              $  729  $  865  $  797  $  797
Unit Area (SF)             1,115   1,157   1,136   1,136
Monthly Rent Per Sq. Ft.  $ 0.65  $ 0.75  $ 0.70  $ 0.70

CONCLUDED MARKET RENTAL RATES AND TERMS

Based on this analysis above, the subject's concluded market rental rates and gross rental income is calculated as follows:

                         GROSS RENTAL INCOME PROJECTION

                                                      Market Rent
                                     Unit Area     -----------------      Monthly     Annual
Unit Type         Number of Units     (Sq. Ft.)    Per Unit   Per SF      Income      Income
----------------------------------------------------------------------------------------------
1Br/1Ba - 1A10         40                802         $560      $0.70      $22,400   $  268,800
1Br/1Ba - 1B10         40                842         $570      $0.68      $22,800   $  273,600
2Br/1Ba - 2A15         39              1,032         $660      $0.64      $25,740   $  308,880
2Br/1Ba - 2B15         35              1,072         $700      $0.65      $24,500   $  294,000
2Br/1Ba - 2C15          4              1,120         $720      $0.64      $ 2,880   $   34,560
                                                               -------------------------------
                                                               Total      $98,320   $1,179,840

PRO FORMA ANALYSIS

For purposes of this appraisal, we were provided with income and expense data for the subject property. A summary of this data is presented on the following page.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 29
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

SUMMARY OF HISTORICAL INCOME & EXPENSES

                              FISCAL YEAR 2000        FISCAL YEAR 2001        FISCAL YEAR 2002
                           ----------------------------------------------------------------------
                                   ACTUAL                  ACTUAL                  ACTUAL
                           ----------------------------------------------------------------------
DESCRIPTION                   TOTAL     PER UNIT      TOTAL     PER UNIT      TOTAL     PER UNIT
-------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,124,733  $    7,119  $1,162,124  $    7,355  $1,177,168  $    7,450

  Vacancy                  $   22,710  $      144  $   46,625  $      295  $   46,200  $      292
  Credit Loss/Concessions  $    5,134  $       32  $    7,242  $       46  $   18,388  $      116
                           ----------------------------------------------------------------------
    Subtotal               $   27,844  $      176  $   53,867  $      341  $   64,588  $      409

  Laundry Income           $   14,589  $       92  $   11,567  $       73  $   10,609  $       67
  Garage Revenue           $        0  $        0  $        0  $        0  $        0  $        0
  Other Misc. Revenue      $   40,574  $      257  $   72,719  $      460  $   83,718  $      530
                           ----------------------------------------------------------------------
    Subtotal Other Income  $   55,163  $      349  $   84,286  $      533  $   94,327  $      597
                           ----------------------------------------------------------------------

Effective Gross Income     $1,152,052  $    7,291  $1,192,543  $    7,548  $1,206,907  $    7,639

Operating Expenses
  Taxes                    $   68,046  $      431  $   67,979  $      430  $   77,864  $      493
  Insurance                $   39,446  $      250  $   65,637  $      415  $   24,709  $      156
  Utilities                $   55,685  $      352  $   59,697  $      378  $   58,007  $      367
  Repair & Maintenance     $   32,444  $      205  $   16,825  $      106  $   18,100  $      115
  Cleaning                 $    5,333  $       34  $    5,000  $       32  $    5,459  $       35
  Landscaping              $   19,870  $      126  $   19,860  $      126  $   19,860  $      126
  Security                 $    1,200  $        8  $    2,400  $       15  $    1,600  $       10
  Marketing & Leasing      $   32,201  $      204  $   32,645  $      207  $   35,461  $      224
  General Administrative   $  180,330  $    1,141  $  184,278  $    1,166  $  150,346  $      952
  Management               $   58,304  $      369  $   61,542  $      390  $   58,884  $      373
  Miscellaneous            $   17,386  $      110  $   25,362  $      161  $   27,892  $      177
                           ----------------------------------------------------------------------
Total Operating Expenses   $  510,245  $    3,229  $  541,225  $    3,425  $  478,182  $    3,026

  Reserves                 $        0  $        0  $        0  $        0  $        0  $        0
                           ----------------------------------------------------------------------
Net Income                 $  641,807  $    4,062  $  651,318  $    4,122  $  728,725  $    4,612
                           ----------------------------------------------------------------------
                              FISCAL YEAR 2003        ANNUALIZED 2003
                           ----------------------------------------------
                             MANAGEMENT BUDGET          PROJECTION                  AAA PROJECTION
                           ----------------------------------------------  --------------------------------
DESCRIPTION                  TOTAL      PER UNIT     TOTAL      PER UNIT     TOTAL      PER UNIT       %
-----------------------------------------------------------------------------------------------------------
Revenues
  Rental Income            $1,186,704  $    7,511  $1,186,852  $    7,512  $1,179,840  $    7,467    100.0%

  Vacancy                  $   40,980  $      259  $   38,504  $      244  $   47,194  $      299      4.0%
  Credit Loss/Concessions  $   10,000  $       63  $   51,244  $      324  $   35,395  $      224      3.0%
                           -------------------------------------------------------------------------------
    Subtotal               $   50,980  $      323  $   89,748  $      568  $   82,589  $      523      7.0%

  Laundry Income           $   34,700  $      220  $   27,564  $      174  $   19,750  $      125      1.7%
  Garage Revenue           $        0  $        0  $        0  $        0  $        0  $        0      0.0%
  Other Misc. Revenue      $   63,600  $      403  $  113,848  $      721  $   86,900  $      550      7.4%
                           -------------------------------------------------------------------------------
    Subtotal Other Income  $   98,300  $      622  $  141,412  $      895  $  106,650  $      675      9.0%
                           -------------------------------------------------------------------------------
Effective Gross Income     $1,234,024  $    7,810  $1,238,516  $    7,839  $1,203,901  $    7,620    100.0%

Operating Expenses
  Taxes                    $   66,136  $      419  $   73,132  $      463  $   74,260  $      470      6.2%
  Insurance                $   25,456  $      161  $   49,816  $      315  $   27,650  $      175      2.3%
  Utilities                $   51,300  $      325  $   65,824  $      417  $   59,250  $      375      4.9%
  Repair & Maintenance     $   55,008  $      348  $   26,928  $      170  $   20,540  $      130      1.7%
  Cleaning                 $        0  $        0  $    5,280  $       33  $    5,530  $       35      0.5%
  Landscaping              $        0  $        0  $   19,860  $      126  $   20,540  $      130      1.7%
  Security                 $        0  $        0  $        0  $        0  $    1,580  $       10      0.1%
  Marketing & Leasing      $   46,700  $      296  $   49,156  $      311  $   39,500  $      250      3.3%
  General Administrative   $  175,944  $    1,114  $  183,436  $    1,161  $  173,800  $    1,100     14.4%
  Management               $   60,620  $      384  $   63,384  $      401  $   60,195  $      381      5.0%
  Miscellaneous            $   24,620  $      156  $   22,652  $      143  $   23,700  $      150      2.0%
                           -------------------------------------------------------------------------------
Total Operating Expenses   $  505,784  $    3,201  $  559,468  $    3,541  $  506,545  $    3,206     42.1%

  Reserves                 $        0  $        0  $        0  $        0  $   39,500  $      250      7.8%
                           -------------------------------------------------------------------------------
Net Income                 $  728,240  $    4,609  $  679,048  $    4,298  $  657,856  $    4,164     54.6%
                           -------------------------------------------------------------------------------

REVENUES AND EXPENSES

The subject's revenue and expense projections are displayed on the previous chart. Rental income is based on the market analysis previously discussed. Other income consists of forfeited deposits, laundry income, late rent payments, month to month fees, pet fees, vending machine revenue, etc.

We forecasted the property's annual operating expenses after reviewing its historical performance at the subject property. We analyzed each item of expense and attempted to forecast amounts a typical informed investor would consider reasonable.

VACANCY AND COLLECTION LOSS

An investor is primarily interested in the annual revenue an income property is likely to produce over a specified period of time, rather than the income it could produce if it were always 100% occupied and all tenants were paying their rent in full and on time. An investor normally expects some income loss as tenants vacate, fail to pay rent, or pay their rent late.

We have projected a stabilized vacancy and collection loss rate of 7% based on the subject's historical performance, as well as the anticipated future market conditions.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 30
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

RESERVES FOR REPLACEMENT

"Reserves for replacements" is a contingency account allocated to the expenses of the property to provide for replacement of short-lived items and for unforeseen necessary capital expenditures. We have utilized the Korpacz Real Estate Investor Survey of the national apartment market, which reports a range of replacement reserves between $150 and $400 per unit. For purposes of this analysis, we have included an allowance of $250 per unit for reserves for replacement.

CAPITAL EXPENDITURES

Capital expenditures represent expenses for immediate repair or replacement of items that have average to long lives. Based on our inspection of the property as well as discussions with property management personnel, there are no major items remaining in need of repair or replacement that would require an expense beyond our reserves for replacement. Therefore an allowance of $250 per unit should be satisfactory in our reserves for replacement to cover future capital expenditures.

DISCOUNTED CASH FLOW ANALYSIS
As the subject is a multi-tenant income property, the Discounted Cash Flow Method is considered appropriate. This method is especially meaningful in that it isolates the timing of the annual cash flows and discounts them, along with the expected equity reversion, to a present value. The present value of the cash flow is added to the present value of the reversion, resulting in a total property value.

INVESTMENT CRITERIA

Appropriate investment criteria will be derived for the subject based upon analysis of comparable sales and a survey of real estate investors. The following table summarizes the findings of Korpacz National Investor Survey for the most recent period.

                        KORPACZ NATIONAL INVESTOR SURVEY
                                1ST QUARTER 2003
                            NATIONAL APARTMENT MARKET

                          CAPITALIZATION RATES
             ---------------------------------------------
                  GOING-IN                  TERMINAL
             ---------------------------------------------
              LOW          HIGH         LOW          HIGH
RANGE        6.00%        10.00%       7.00%        10.00%
AVERAGE             8.14%                    8.47%

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 31
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                               SUMMARY OF OVERALL
                              CAPITALIZATION RATES

COMP. NO.   SALE DATE   OCCUP.   PRICE/UNIT    OAR
----------------------------------------------------
  I-1        Nov-02      80%      $31,092     11.10%
  I-2        Dec-01      98%      $33,860     10.81%
  I-3        Jul-01      94%      $28,351     10.44%
  I-4        Aug-01      94%      $21,053     11.84%
  I-5        Jan-01      93%      $53,438      9.89%
                                   High       11.84%
                                   Low         9.89%
                                  Average     10.82%

Based on this information, we have concluded the subject's overall capitalization rate should be 11.00%. The terminal capitalization rate is applied to the net operating income estimated for the year following the end of the holding period. Based on the concluded overall capitalization rate, the age of the property and the surveyed information, we have concluded the subject's terminal capitalization rate to be 12.00%. Finally, the subject's discount rate or yield rate is estimated based on the previous investor survey and an examination of returns available on alternative investments in the market. Based on this analysis, the subject's discount rate is estimated to be 13.00%.

HOLDING PERIOD

The survey of investors indicates that most investors are completing either 10-year cash flows or extending the analysis to the end of the lease if it is more than 10-years. A 10-year period has been used in the analysis of the subject with the eleventh year stabilized NOI used to determine the reversion.

SELLING COSTS

Sales of similar size properties are typically accomplished with the aid of a broker and will also incur legal and other transaction related cost. Based on our survey of brokers and a review of institutional investor projections, an allowance of 2.00% of the sale amount is applied.

DISCOUNTED CASH FLOW CONCLUSION

Discounting the annual cash flows and the equity reversion at the selected rate of 13.00% indicates a value of $6,200,000. In this instance, the reversion figure contributes

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 32
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

approximately 34% of the total value. Investors surveyed for this assignment indicated they would prefer to have the cash flow contribute anywhere from 50% to 60%. Overall, the blend seems reasonable. The cash flow and pricing matrix are located on the following pages.

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 33
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

DISCOUNTED CASH FLOW ANALYSIS

                             CEDAR BROOKE APARTMENTS

                YEAR                   APR-2004     APR-2005     APR-2006     APR-2007     APR-2008     APR-2009
             FISCAL YEAR                  1            2            3            4            5            6
------------------------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,179,840   $1,203,437   $1,239,540   $1,276,726   $1,315,028   $1,354,479

  Vacancy                             $   47,194   $   48,137   $   49,582   $   51,069   $   52,601   $   54,179
  Credit Loss                         $   35,395   $   36,103   $   37,186   $   38,302   $   39,451   $   40,634
  Concessions                         $        0   $        0   $        0   $        0   $        0   $        0
                                      ---------------------------------------------------------------------------
    Subtotal                          $   82,589   $   84,241   $   86,768   $   89,371   $   92,052   $   94,814

  Laundry Income                      $   19,750   $   20,145   $   20,749   $   21,372   $   22,013   $   22,673
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $   86,900   $   88,638   $   91,297   $   94,036   $   96,857   $   99,763
                                      ---------------------------------------------------------------------------
      Subtotal Other Income           $  106,650   $  108,783   $  112,046   $  115,408   $  118,870   $  122,436
                                      ---------------------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,203,901   $1,227,979   $1,264,819   $1,302,763   $1,341,846   $1,382,101

OPERATING EXPENSES:
  Taxes                               $   74,260   $   76,488   $   78,782   $   81,146   $   83,580   $   86,088
  Insurance                           $   27,650   $   28,480   $   29,334   $   30,214   $   31,120   $   32,054
  Utilities                           $   59,250   $   61,028   $   62,858   $   64,744   $   66,686   $   68,687
  Repair & Maintenance                $   20,540   $   21,156   $   21,791   $   22,445   $   23,118   $   23,811
  Cleaning                            $    5,530   $    5,696   $    5,867   $    6,043   $    6,224   $    6,411
  Landscaping                         $   20,540   $   21,156   $   21,791   $   22,445   $   23,118   $   23,811
  Security                            $    1,580   $    1,627   $    1,676   $    1,727   $    1,778   $    1,832
  Marketing & Leasing                 $   39,500   $   40,685   $   41,906   $   43,163   $   44,458   $   45,791
  General Administrative              $  173,800   $  179,014   $  184,384   $  189,916   $  195,613   $  201,482
  Management                          $   60,195   $   61,399   $   63,241   $   65,138   $   67,092   $   69,105
  Miscellaneous                       $   23,700   $   24,411   $   25,143   $   25,898   $   26,675   $   27,475
                                      ---------------------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  506,545   $  521,139   $  536,774   $  552,877   $  569,463   $  586,547

  Reserves                            $   39,500   $   40,685   $   41,906   $   43,163   $   44,458   $   45,791
                                      ---------------------------------------------------------------------------
NET OPERATING INCOME                  $  657,856   $  666,155   $  686,139   $  706,724   $  727,925   $  749,763

  Operating Expense Ratio (% of EGI)        42.1%        42.4%        42.4%        42.4%        42.4%        42.4%
  Operating Expense Per Unit          $    3,206   $    3,298   $    3,397   $    3,499   $    3,604   $    3,712

                YEAR                   APR-2010     APR-2011     APR-2012     APR-2013     APR-2014
             FISCAL YEAR                   7           8            9            10           11
----------------------------------------------------------------------------------------------------
REVENUE
  Base Rent                           $1,395,113   $1,436,966   $1,480,075   $1,524,478   $1,570,212

  Vacancy                             $   55,805   $   57,479   $   59,203   $   60,979   $   62,808
  Credit Loss                         $   41,853   $   43,109   $   44,402   $   45,734   $   47,106
  Concessions                         $        0   $        0   $        0   $        0   $        0
                                      --------------------------------------------------------------
    Subtotal                          $   97,658   $  100,588   $  103,605   $  106,713   $  109,915

  Laundry Income                      $   23,354   $   24,054   $   24,776   $   25,519   $   26,285
  Garage Revenue                      $        0   $        0   $        0   $        0   $        0
  Other Misc. Revenue                 $  102,756   $  105,838   $  109,014   $  112,284   $  115,652
                                      --------------------------------------------------------------
      Subtotal Other Income           $  126,109   $  129,893   $  133,789   $  137,803   $  141,937
                                      --------------------------------------------------------------
EFFECTIVE GROSS INCOME                $1,423,564   $1,466,271   $1,510,260   $1,555,567   $1,602,234

OPERATING EXPENSES:
  Taxes                               $   88,670   $   91,330   $   94,070   $   96,892   $   99,799
  Insurance                           $   33,016   $   34,006   $   35,026   $   36,077   $   37,159
  Utilities                           $   70,748   $   72,870   $   75,056   $   77,308   $   79,627
  Repair & Maintenance                $   24,526   $   25,262   $   26,019   $   26,800   $   27,604
  Cleaning                            $    6,603   $    6,801   $    7,005   $    7,215   $    7,432
  Landscaping                         $   24,526   $   25,262   $   26,019   $   26,800   $   27,604
  Security                            $    1,887   $    1,943   $    2,001   $    2,062   $    2,123
  Marketing & Leasing                 $   47,165   $   48,580   $   50,037   $   51,539   $   53,085
  General Administrative              $  207,526   $  213,752   $  220,165   $  226,770   $  233,573
  Management                          $   71,178   $   73,314   $   75,513   $   77,778   $   80,112
  Miscellaneous                       $   28,299   $   29,148   $   30,022   $   30,923   $   31,851
                                      --------------------------------------------------------------
TOTAL OPERATING EXPENSES              $  604,143   $  622,268   $  640,936   $  660,164   $  679,969

  Reserves                            $   47,165   $   48,580   $   50,037   $   51,539   $   53,085
                                      --------------------------------------------------------------
NET OPERATING INCOME                  $  772,256   $  795,424   $  819,286   $  843,865   $  869,181

  Operating Expense Ratio (% of EGI)        42.4%        42.4%        42.4%        42.4%        42.4%
  Operating Expense Per Unit          $    3,824   $    3,938   $    4,057   $    4,178   $    4,304

Estimated Stabilized
  NOI                $657,856  Sales Expense Rate  2.00%
Months to Stabilized        1  Discount Rate      13.00%
Stabilized Occupancy     96.0% Terminal Cap Rate  12.00%

Gross Residual Sale Price $7,243,174 Deferred Maintenance        $        0

  Less: Sales Expense     $  144,863 Add: Excess Land            $        0
                          ----------                             ----------
Net Residual Sale Price   $7,098,310 Other Adjustments           $        0
PV of Reversion           $2,091,080 Value Indicated By "DCF"    $6,234,516
Add: NPV of NOI           $4,143,436                     Rounded $6,200,000
                          ----------
 PV Total                 $6,234,516

                          "DCF" VALUE SENSITIVITY TABLE

                                                DISCOUNT RATE
                           ----------------------------------------------------------
      TOTAL VALUE            12.50%      12.75%      13.00%      13.25%      13.50%
-------------------------------------------------------------------------------------
                   11.50%  $6,519,162  $6,421,275  $6,325,432  $6,231,584  $6,139,681
                   11.75%  $6,470,631  $6,373,810  $6,279,007  $6,186,173  $6,095,260
TERMINAL CAP RATE  12.00%  $6,424,123  $6,328,323  $6,234,516  $6,142,654  $6,052,691
                   12.25%  $6,379,513  $6,284,692  $6,191,841  $6,100,912  $6,011,859
                   12.50%  $6,336,687  $6,242,806  $6,150,873  $6,060,839  $5,972,660

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 34
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

INCOME LOSS DURING LEASE-UP

The subject is currently near or at a stabilized condition. Therefore, there is no income loss during lease-up at the subject property.

CONCESSIONS

Concessions have historically not been utilized at the subject property or in the subject's market. Therefore, no adjustment was included for concessions.

DIRECT CAPITALIZATION METHOD

After having projected the income and expenses for the property, the next step in the valuation process is to capitalize the net income into an estimate of value. The selected overall capitalization rate ("OAR") covers both return on and return of capital. It is the overall rate of return an investor expects.

After considering the market transactions and the investor surveys, we previously conclude that an overall rate of 11.00% percent is applicable to the subject. The results of our direct capitalization analysis are as follows:

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 35
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                             CEDAR BROOKE APARTMENTS

                                             TOTAL      PER Sq. Ft.  PER UNIT  % OF EGI
                                           --------------------------------------------
Revenue
  Base Rent                                $1,179,840     $ 7.97      $ 7,467

  Less: Vacancy & Collection Loss   7.00%  $   82,589     $ 0.56      $   523

  Plus: Other Income
    Laundry Income                         $   19,750     $ 0.13      $   125     1.64%
    Garage Revenue                         $        0     $ 0.00      $     0     0.00%
    Other Misc. Revenue                    $   86,900     $ 0.59      $   550     7.22%
        Subtotal Other Income              $  106,650     $ 0.72      $   675     8.86%

EFFECTIVE GROSS INCOME                     $1,203,901     $ 8.13      $ 7,620

OPERATING EXPENSES:
  Taxes                                    $   74,260     $ 0.50      $   470     6.17%
  Insurance                                $   27,650     $ 0.19      $   175     2.30%
  Utilities                                $   59,250     $ 0.40      $   375     4.92%
  Repair & Maintenance                     $   20,540     $ 0.14      $   130     1.71%
  Cleaning                                 $    5,530     $ 0.04      $    35     0.46%
  Landscaping                              $   20,540     $ 0.14      $   130     1.71%
  Security                                 $    1,580     $ 0.01      $    10     0.13%
  Marketing & Leasing                      $   39,500     $ 0.27      $   250     3.28%
  General Administrative                   $  173,800     $ 1.17      $ 1,100    14.44%
  Management                        5.00%  $   60,195     $ 0.41      $   381     5.00%
  Miscellaneous                            $   23,700     $ 0.16      $   150     1.97%

TOTAL OPERATING EXPENSES                   $  506,545     $ 3.42      $ 3,206    42.08%

  Reserves                                 $   39,500     $ 0.27      $   250     3.28%
NET OPERATING INCOME                       $  657,856     $ 4.44      $ 4,164    54.64%

  "GOING IN" CAPITALIZATION RATE                11.00%

  VALUE INDICATION                         $5,980,510     $40.41      $37,851

  {OTHER VALUE ADJUSTMENTS}

  "AS IS" VALUE INDICATION
     (DIRECT CAPITALIZATION APPROACH)      $5,980,510

                       ROUNDED             $6,000,000     $40.54      $37,975

AMERICAN APPRAISAL ASSOCIATES, INC.       INCOME CAPITALIZATION APPROACH PAGE 36
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                 DIRECT CAPITALIZATION VALUE SENSITIVITY TABLE

CAP RATE     VALUE        ROUNDED       $/UNIT       $/SF
-----------------------------------------------------------
 10.25%   $6,418,109    $6,400,000    $  40,506    $  43.24
 10.50%   $6,265,297    $6,300,000    $  39,873    $  42.57
 10.75%   $6,119,592    $6,100,000    $  38,608    $  41.21
 11.00%   $5,980,510    $6,000,000    $  37,975    $  40.54
 11.25%   $5,847,610    $5,800,000    $  36,709    $  39.19
 11.50%   $5,720,488    $5,700,000    $  36,076    $  38.51
 11.75%   $5,598,776    $5,600,000    $  35,443    $  37.84

CONCLUSION BY THE DIRECT CAPITALIZATION METHOD

Applying the capitalization rate to our estimated NOI results in an estimated value of $6,000,000.

CORRELATION AND CONCLUSION BY THE INCOME APPROACH

The two methods used to estimate the market value of the subject property by the income approach resulted in the following indications of value:

Discounted Cash Flow Analysis          $6,200,000
Direct Capitalization Method           $6,000,000

Giving consideration to the indicated values provided by both techniques, we have concluded the estimated value by the income capitalization approach to be $6,100,000.

AMERICAN APPRAISAL ASSOCIATES, INC.        RECONCILIATION AND CONCLUSION PAGE 37
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                          RECONCILIATION AND CONCLUSION

This appraisal was made to express an opinion as of the Market Value of the fee simple estate in the property.

AS IS MARKET VALUE OF THE FEE SIMPLE ESTATE

Cost Approach                     Not Utilized
Sales Comparison Approach         $6,000,000
Income Approach                   $6,100,000
Reconciled Value                  $6,100,000

The Income Capitalization Method is considered a reliable indicator of value. Income and expenses were estimated and projected based on historical operating statements and market oriented expenses. This method is primarily used by investors in their underwriting analysis. Furthermore, there was good support for an overall rate in the Direct Capitalization Method.

The Sales Comparison Approach to value supported the value conclusion by the Income Approach and was given secondary consideration. Investment-grade, income-producing properties such as the subject are not typically traded based on cost. Therefore, the Cost Approach has not been considered in our valuation.

FINAL VALUE - FEE SIMPLE ESTATE

Based on the investigation and premise outlined, it is our opinion that as of May 9, 2003 the market value of the fee simple estate in the property is:

                                   $6,100,000

AMERICAN APPRAISAL ASSOCIATES, INC.                                      ADDENDA
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                     ADDENDA

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                    EXHIBIT A
                               SUBJECT PHOTOGRAPHS

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                               SUBJECT PHOTOGRAPHS

     [PICTURE]                                      [PICTURE]

ENTRANCE TO SUBJECT                    EXTERIOR - TYPICAL VIEW OF BUILDINGS

     [PICTURE]                                      [PICTURE]

 VIEW OF COURTYARD                                    POOL

     [PICTURE]                                      [PICTURE]

  VIEW OF LAUNDRY                        TYPICAL INTERIOR VIEW - CLUBHOUSE

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT A
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                               SUBJECT PHOTOGRAPHS

        [PICTURE]                                              [PICTURE]

INTERIOR VIEW - CLUBHOUSE                             INTERIOR VIEW - MODEL UNIT

        [PICTURE]                                              [PICTURE]

  INTERIOR - MODEL UNIT                                  INTERIOR -MODEL UNIT

        [PICTURE]                                              [PICTURE]

  INTERIOR -MODEL UNIT                                  INTERIOR - VACANT UNIT

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                    EXHIBIT B
                           SUMMARY OF RENT COMPARABLES
                          AND PHOTOGRAPH OF COMPARABLES

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                    PHOTOGRAPHS OF COMPARABLE SALE PROPERTIES

    COMPARABLE I-1             COMPARABLE I-2               COMPARABLE I-3
STONEYBROOKE OF RAYTOWN   GRANDBORO ARMS APARTMENTS  BROADWAY VILLAGE APARTMENTS
 9805 East 61st Street     13902 Grandboro Lane          209 NW 63rd Street
     Raytown, MO               Grandview, MO               Gladstone, MO

      [PICTURE]                  [PICTURE]                    [PICTURE]

    COMPARABLE I-4             COMPARABLE I-5
CANDLELITE APARTMENTS      THE PINES APARTMENTS
6522 East 125th Street     9530 Mission Road
    Grandview, MO            Overland Park, KS

      [PICTURE]                  [PICTURE]

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

SUMMARY OF COMPARABLE RENTAL PROPERTIES

                                                                                                           COMPARABLE
DESCRIPTION                                            SUBJECT                                               R - 1
-----------------------------------------------------------------------------------------------------------------------------------
 Property Name                        Cedar Brooke Apartments                           Williamsburg Square
 Management Company                   AIMCO                                             Laramar Properties
LOCATION:
 Address                              3100 Quail Creek Drive                            4430 South Liberty Ave
 City, State                          Independence, Missouri                            Independence, MO
 County                               Jackson                                           Jackson
 Proximity to Subject                                                                   1.8 miles NW of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)               148,008                                           NA
 Year Built                           1972                                              1989
 Effective Age                        25                                                14
 Building Structure Type              Vinyl siding, flat roofs                          Wood siding, brick,composition shingle roofs
 Parking Type (Gr., Cov., etc.)       Open                                              Open, carports
 Number of Units                      158                                               144
 Unit Mix:                                   Type            Unit     Qty.   Mo. Rent      Type            Unit   Qty.      Mo.
                                      1 1Br/1Ba - 1A10         802     40      $552     1 1Br/1Ba           720    NA      $610
                                      2 1Br/1Ba - 1B10         842     40      $568     2 2Br/1Ba           950    NA      $680
                                      3 2Br/1Ba - 2A15       1,032     39      $660     2 2Br/1Ba           950    NA      $710
                                      4 2Br/1Ba - 2B15       1,072     35      $695
                                      5 2Br/1Ba - 2C15       1,120      4      $676
 Average Unit Size (SF)               937                                               NA
 Unit Breakdown:                        Efficiency        0%     2-Bedroom     39%        Efficiency      0%     2-Bedroom      0%
                                        1-Bedroom        61%     3-Bedroom      0%        1-Bedroom       0%     3-Bedroom      0%
CONDITION:                            Average                                           Average
APPEAL:                               Good                                              Good
AMENITIES:
 Unit Amenities                                Attach. Garage          Vaulted Ceiling        Attach. Garage        Vaulted Ceiling
                                        X      Balcony           X     W/D Connect.       X   Balcony           X   W/D Connect.
                                        X      Fireplace               Other              X   Fireplace             Other
                                        X      Cable TV Ready                             X   Cable TV Ready
 Project Amenities                      X      Swimming Pool                              X   Swimming Pool
                                               Spa/Jacuzzi             Car Wash           X   Spa/Jacuzzi           Car Wash
                                               Basketball Court        BBQ Equipment          Basketball Court      BBQ Equipment
                                               Volleyball Court        Theater Room           Volleyball Court      Theater Room
                                               Sand Volley Ball  X     Meeting Hall           Sand Volley Ball      Meeting Hall
                                               Tennis Court            Secured Parking        Tennis Court          Secured Parking
                                               Racquet Ball      X     Laundry Room           Racquet Ball          Laundry Room
                                               Jogging Track     X     Business Office        Jogging Track     X   Business Office
                                               Gym Room                                   X   Gym Room

OCCUPANCY:                            96%                                               96%
LEASING DATA:
 Available Leasing Terms              6 to 12 Months                                    6 or 12 months
 Concessions                          1 mo free with 18 month lease                     None
 Pet Deposit                          $200                                              $300
 Utilities Paid by Tenant:              X      Electric                Natural Gas        X   Electric              Natural Gas
                                               Water                   Trash                  Water                 Trash
 Confirmation                         May 9, 2003; Susan Smith (Property Manager)       May 28, 2003; (Leasing Agent)
 Telephone Number                     (816)373-8500                                     (816)373-7254
NOTES:
COMPARISON TO SUBJECT:                                                                  Slightly Superior

                                                      COMPARABLE                                        COMPARABLE
DESCRIPTION                                              R - 2                                            R - 3
-----------------------------------------------------------------------------------------------------------------------------------
 Property Name                         Quail Creek                                       Cliffside Apartments
 Management Company                    Tarantino                                         NA
LOCATION:
 Address                               4610 Brentwood                                    17401 East US Highway 40
 City, State                           Independence, MO                                  Independence, MO
 County                                Jackson                                           Jackson
 Proximity to Subject                  Just S of subject                                 2 miles E of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                NA                                                NA
 Year Built                            1981                                              1990
 Effective Age                         22                                                13
 Building Structure Type               Wood siding, brick veneer, pitched comp roofs     Wood siding, brick veneer, pitched comp
                                                                                         roofs
 Parking Type (Gr., Cov., etc.)        Open, garages is townhome units                   Open
 Number of Units                       180                                               100
 Unit Mix:                                Type                  Unit  Qty.      Mo.         Type                 Unit  Qty.      Mo.
                                       1 1Br/1Ba                  753  NA      $509      1 1Br/1Ba                720   NA      $515
                                       2 1Br/1Ba                  753  NA      $519      2 1Br/1Ba                815   NA      $555
                                       3 2Br/1Ba                  938  NA      $629      3 2Br/1Ba                922   NA      $615
                                       5 2Br/1.5Ba TH           1,115  NA      $729      4 2Br/1Ba                922   NA      $625
 Average Unit Size (SF)                NA                                                NA
 Unit Breakdown:                         Efficiency      0%     2-Bedroom      0%          Efficiency     0%        2-Bedroom    0%
                                         1-Bedroom       0%     3-Bedroom      0%          1-Bedroom      0%        3-Bedroom    0%
CONDITION:                             Average                                           Average
APPEAL:                                Average                                           Good
AMENITIES:
 Unit Amenities                               Attach. Garage           Vaulted Ceiling          Attach. Garage       Vaulted Ceiling
                                              Balcony                  W/D Connect.       X     Balcony              W/D Connect.
                                              Fireplace                Other              X     Fireplace            Other
                                        X     Cable TV Ready                              X     Cable TV Ready
 Project Amenities                            Swimming Pool                               X     Swimming Pool
                                              Spa/Jacuzzi              Car Wash           \X    Spa/Jacuzzi          Car Wash
                                              Basketball Court         BBQ Equipment            Basketball Court     BBQ Equipment
                                              Volleyball Court         Theater Room             Volleyball Court     Theater Room
                                              Sand Volley Ball         Meeting Hall             Sand Volley Ball     Meeting Hall
                                        X     Tennis Court             Secured Parking          Tennis Court         Secured Parking
                                              Racquet Ball             Laundry Room             Racquet Ball      X  Laundry Room
                                              Jogging Track     X      Business Office          Jogging Track     X  Business Office
                                              Gym Room                                          Gym Room
OCCUPANCY:                             99%                                               98%
LEASING DATA:
 Available Leasing Terms               3, 6 or 12 months                                 12 months
 Concessions                           None                                              None

 Pet Deposit                           $300                                              $300
 Utilities Paid by Tenant:              X     Electric                 Natural Gas        X     Electric               Natural Gas
                                              Water                    Trash                    Water                  Trash
 Confirmation                          May 27, 2003; (Leasing Agent)                     May 27, 2003; (Leasing Agent)
 Telephone Number                      (816)373-7666                                     (816)373-8510
NOTES:                                 Located opposite the subject

COMPARISON TO SUBJECT:                 Slightly Inferior                                 Slightly Superior

                                                        COMPARABLE                                     COMPARABLE
DESCRIPTION                                               R - 4                                           R - 5
------------------------------------------------------------------------------------------------------------------------------------
 Property Name                         Coventry Park                                   The Mansions
 Management Company                    CRES                                            Whitney
LOCATION:
 Address                               3926 Redwood                                    2905 Lee's Summit Road
 City, State                           Independence, MO                                Independence, MO
 County                                Jackson                                         Jackson
 Proximity to Subject                  3 miles NE of subject                           4 miles N of subject
PHYSICAL CHARACTERISTICS:
 Net Rentable Area (SF)                NA                                              NA
 Year Built                            1975                                            1990
 Effective Age                         28                                              13
 Building Structure Type               Stucco, flat and mansard roof                   Brick, siding, composition shingle roofs

 Parking Type (Gr., Cov., etc.)        Open, carports                                  Open
 Number of Units                       155                                             550
 Unit Mix:                                Type                Unit   Qty.       Mo.       Type                 Unit   Qty.       Mo.
                                       1 1Br/1Ba               722    NA       $630    1 1Br/1Ba                 722   NA       $630
                                       2 2Br/1Ba               853    NA       $675    3 2Br/1Ba                 853   NA       $675
                                       3 2Br/2Ba               917    NA       $635    2 2Br/2Ba                 917   NA       $710
                                       4 2Br/1Ba               945    NA       $675    5 3Br/2Ba               1,157   NA       $865
                                       4 2Br/1.5Ba             945    NA       $690

 Average Unit Size (SF)                                                                NA
 Unit Breakdown:                         Efficiency     0%     2-Bedroom       0%        Efficiency     0%     2-Bedroom       0%
                                         1-Bedroom      0%     3-Bedroom       0%        1-Bedroom      0%     3-Bedroom       0%
CONDITION:                             Good                                            Good
APPEAL:                                Good                                            Good
AMENITIES:
 Unit Amenities                               Attach. Garage          Vaulted Ceiling       Attach. Garage    X      Vaulted Ceiling
                                        X     Balcony                 W/D Connect.      X   Balcony           X      W/D Connect.
                                              Fireplace               Other             X   Fireplace                Other
                                        X     Cable TV Ready                            X   Cable TV Ready
 Project Amenities                      X     Swimming Pool                             X   Swimming Pool
                                              Spa/Jacuzzi             Car Wash          X   Spa/Jacuzzi              Car Wash
                                              Basketball Court        BBQ Equipment         Basketball Court         BBQ Equipment
                                              Volleyball Court        Theater Room          Volleyball Court         Theater Room
                                              Sand Volley Ball X      Meeting Hall          Sand Volley Ball  X      Meeting Hall
                                              Tennis Court            Secured Parking   X   Tennis Court             Secured Parking
                                              Racquet Ball     X      Laundry Room      X   Racquet Ball      X      Laundry Room
                                              Jogging Track    X      Business Office       Jogging Track     X      Business Office
                                              Gym Room                                  X   Gym Room

OCCUPANCY:                             94%                                             89%
LEASING DATA:
 Available Leasing Terms               6 to 12 Months                                  6 or 12 months
 Concessions                           $99 move in                                     $100 off 6-month lease; $200 off
                                                                                       12-month
 Pet Deposit                           $300                                            $350
 Utilities Paid by Tenant:              X     Electric                Natural Gas       X   Electric                 Natural Gas
                                              Water                   Trash                 Water                    Trash
 Confirmation                          May 27, 2003; (Leasing Agent)                   May 27, 2003; (Leasing Agent)
 Telephone Number                      (816)373-6239                                   (816)478-2100
NOTES:
COMPARISON TO SUBJECT:                 Superior                                        Superior

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT B
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                    PHOTOGRAPHS OF COMPARABLE RENT PROPERTIES

     [PICTURE]                    [PICTURE]                     [PICTURE]

   COMPARABLE R-1              COMPARABLE R-2                COMPARABLE R-3
 WILLIAMSBURG SQUARE            QUAIL CREEK               CLIFFSIDE APARTMENTS
4430 South Liberty Ave         4610 Brentwood           17401 East US Highway 40
   Independence, MO           Independence, MO             Independence, MO

   [PICTURE]                      [PICTURE]

 COMPARABLE R-4                COMPARABLE R-5
 COVENTRY PARK                  THE MANSIONS
  3926 Redwood             2905 Lee's Summit Road
Independence, MO              Independence, MO

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                    EXHIBIT C
                       ASSUMPTIONS AND LIMITING CONDITIONS

                                    (3 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

No responsibility is assumed for matters legal in nature. No investigation has been made of the title to or any liabilities against the property appraised. In this appraisal, it is presumed that, unless otherwise noted, the owner's claim is valid, the property rights are good and marketable, and there are no encumbrances which cannot be cleared through normal processes.

To the best of our knowledge, all data set forth in this report are true and accurate. Although gathered from reliable sources, no guarantee is made nor liability assumed for the accuracy of any data, opinions, or estimates identified as being furnished by others which have been used in formulating this analysis.

Land areas and descriptions used in this appraisal were obtained from public records and have not been verified by legal counsel or a licensed surveyor.

No soil analysis or geological studies were ordered or made in conjunction with this report, nor were any water, oil, gas, or other subsurface mineral and use rights or conditions investigated.

Substances such as asbestos, urea-formaldehyde foam insulation, other chemicals, toxic wastes, or other potentially hazardous materials could, if present, adversely affect the value of the property. Unless otherwise stated in this report, the existence of hazardous substance, which may or may not be present on or in the property, was not considered by the appraiser in the development of the conclusion of value. The stated value estimate is predicated on the assumption that there is no material on or in the property that would cause such a loss in value. No responsibility is assumed for any such conditions, and the client has been advised that the appraiser is not qualified to detect such substances, quantify the impact on values, or develop the remedial cost.

No environmental impact study has been ordered or made. Full compliance with applicable federal, state, and local environmental regulations and laws is assumed unless otherwise stated, defined, and considered in the report. It is also assumed that all required licenses, consents, or other legislative or administrative authority from any local, state, or national government or private entity organization either have been or can be obtained or renewed for any use which the report covers.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

It is assumed that all applicable zoning and use regulations and restrictions have been complied with unless a nonconformity has been stated, defined, and considered in the appraisal report. Further, it is assumed that the utilization of the land and improvements is within the boundaries of the property described and that no encroachment or trespass exists unless noted in the report.

The Americans with Disabilities Act ("ADA") became effective January 26, 1992. We have not made a specific compliance survey and analysis of this property to determine whether or not it is in conformity with the various detailed requirements of the ADA. It is possible that a compliance survey of the property together with a detailed analysis of the requirements of the ADA could reveal that the property is not in compliance with one or more of the requirements of the act. If so, this fact could have a negative effect on the value of the property. Since we have no direct evidence relating to this issue, we did not consider the possible noncompliance with the requirements of ADA in estimating the value of the property.

We have made a physical inspection of the property and noted visible physical defects, if any, in our report. This inspection was made by individuals generally familiar with real estate and building construction. However, these individuals are not architectural or structural engineers who would have detailed knowledge of building design and structural integrity. Accordingly, we do not opine on, nor are we responsible for, the structural integrity of the property including its conformity to specific governmental code requirements, such as fire, building and safety, earthquake, and occupancy, or any physical defects which were not readily apparent to the appraiser during the inspection.

The value or values presented in this report are based upon the premises outlined herein and are valid only for the purpose or purposes stated.

The date of value to which the conclusions and opinions expressed apply is set forth in this report. The value opinion herein rendered is based on the status of the national business economy and the purchasing power of the U.S. dollar as of that date.

Testimony or attendance in court or at any other hearing is not required by reason of this appraisal unless arrangements are previously made within a reasonable time in advance for

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT C
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

such testimony, and then such testimony shall be at American Appraisal Associates, Inc.'s, prevailing per diem for the individuals involved.

Possession of this report or any copy thereof does not carry with it the right of publication. No portion of this report (especially any conclusion to use, the identity of the appraiser or the firm with which the appraiser is connected, or any reference to the Appraisal Institute or the designations awarded by this organization) shall be disseminated to the public through prospectus, advertising, public relations, news, or any other means of communication without the written consent and approval of American Appraisal Associates, Inc.

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                    EXHIBIT D
                            CERTIFICATE OF APPRAISER

                                    (1 PAGE)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT D

                            CERTIFICATE OF APPRAISER

I certify that, to the best of my knowledge and belief:

         The statements of fact contained in this report are true and correct.

         The reported analyses, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and represent the unbiased professional analyses, opinions, and conclusions of American Appraisal Associates, Inc.

         American Appraisal Associates, Inc. and I personally, have no present or prospective interest in the property that is the subject of this report and have no personal interest or bias with respect to the parties involved.

         Compensation for American Appraisal Associates, Inc. is not contingent on an action or event resulting from the analyses, opinions, or conclusions in, or the use of, this report.

         The analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and the Standards of Professional Practice of the Appraisal Institute.

         The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

         I personally did not inspect the subject property. Kim Cook provided significant real property appraisal assistance in the preparation of this report.

         I am currently in compliance with the Appraisal Institute's continuing education requirements.

                                                -s- Frank Fehribach
                                            --------------------------------
                                                   Frank Fehribach, MAI
                                           Managing Principal, Real Estate Group
                                           Missouri Temporary Practice Permit

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                                    EXHIBIT E
                           QUALIFICATIONS OF APPRAISER

                                    (2 PAGES)

AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                             FRANK A. FEHRIBACH, MAI
                      MANAGING PRINCIPAL, REAL ESTATE GROUP

POSITION Frank A. Fehribach is a Managing Principal for the Dallas Real Estate Group of American Appraisal Associates, Inc. ("AAA").
EXPERIENCE

   Valuation      Mr. Fehribach has experience in valuations for resort hotels;
                  Class A office buildings; Class A multifamily complexes;
                  industrial buildings and distribution warehousing; multitract mixed-use vacant land; regional malls; residential subdivision development; and special-purpose properties such as athletic clubs, golf courses, manufacturing facilities, nursing homes, and medical buildings. Consulting assignments include development and feasibility studies, economic model creation and maintenance, and market studies.

                  Mr. Fehribach also has been involved in overseeing appraisal and consulting assignments in Mexico and South America.

   Business       Mr. Fehribach joined AAA as an engagement director in 1998.
                  He was promoted to his current position in 1999. Prior to that, he was a manager at Arthur Andersen LLP. Mr. Fehribach has been in the business of real estate appraisal for over ten years.


EDUCATION         University of Texas - Arlington
                   Master of Science - Real Estate
                  University of Dallas
                   Master of Business Administration - Industrial Management Bachelor of Arts - Economics

STATE             State of Arizona
CERTIFICATIONS     Certified General Real Estate Appraiser, #30828
                  State of Arkansas
                   State Certified General Appraiser, #CG1387N
                  State of Colorado
                   Certified General Appraiser, #CG40000445
                  State of Georgia
                   Certified General Real Property Appraiser, #218487
                  State of Michigan
                   Certified General Appraiser, #1201008081
                  State of Texas
                   Real Estate Salesman License, #407158 (Inactive)
                  State of Texas
                   State Certified General Real Estate Appraiser, #TX-1323954-G

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AMERICAN APPRAISAL ASSOCIATES, INC.                                    EXHIBIT E
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

PROFESSIONAL      Appraisal Institute, MAI Designated Member
 AFFILIATIONS     Candidate Member of the CCIM Institute pursuing Certified
                   Commercial Investment Member (CCIM) designation

  PUBLICATIONS    "An Analysis of the Determinants of Industrial Property
                  Valuation," Co-authored with Dr. Ronald C. Rutherford and Dr.
                  Mark Eakin, The Journal of Real Estate Research, Vol. 8, No.
                  3, Summer 1993, p. 365.

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AMERICAN APPRAISAL ASSOCIATES, INC.
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                           GENERAL SERVICE CONDITIONS

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AMERICAN APPRAISAL ASSOCIATES, INC.
CEDAR BROOKE APARTMENTS, INDEPENDENCE, MISSOURI

                           GENERAL SERVICE CONDITIONS

The services(s) provided by AAA will be performed in accordance with professional appraisal standards. Our compensation is not contingent in any way upon our conclusions of value. We assume, without independent verification, the accuracy of all data provided to us. We will act as an independent contractor and reserve the right to use subcontractors. All files, workpapers or documents developed by us during the course of the engagement will be our property. We will retain this data for at least five years.

Our report is to be used only for the specific purpose stated herein; and any other use is invalid. No reliance may be made by any third party without our prior written consent. You may show our report in its entirety to those third parties who need to review the information contained herein. No one should rely on our report as a substitute for their own due diligence. We understand that our reports will be described in public tender offer documents distributed to limited partners. We reserve the right to review the public tender offer documents prior to their issuance to confirm that disclosures of facts from the current appraisals are accurate. No reference to our name or our report, in whole or in part, in any other SEC filing or private placement memorandum you prepare and/or distribute to third parties may be made without our prior written consent.

The Tender Offer Partnerships, as that term is defined in the Settlement Agreement, agree to indemnify and hold us harmless against and from any and all losses, claims, actions, damages, expenses or liabilities, including reasonable attorneys' fees, to which we may become subject in connection with this engagement except where such losses, claims, actions, damages, expenses or liabilities, including reasonable attorney's fees, arise or result from AAA's misconduct, bad faith or negligence. Co-Clients will not be liable for any of our acts or omissions.

AAA is an equal opportunity employer.